SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: September 5, 2003

Date of earliest event reported: September 3, 2003

MAINE & MARITIMES CORPORATION
(Exact name of registrant as specified in its charter)

Maine
(State or other jurisdiction of
incorporation or organization)

333-103749
(Commission File No.)

30-0155348
(I.R.S. Employer Identification No.)

209 State Street, Presque Isle, Maine 04769
(Address of principal executive offices) (Zip Code)

Registrant's telephone number: 207-760-2499

Maine & Maritimes Corporation

Maine Public Service Company (MPS), a Wholly Owned Electric Transmission and Distribution Utility Subsidiary of Maine & Maritimes Corporation, Has Been Authorized By Maine Public Utilities Commission to Increase Its Electric Delivery Rates.

Effective October 1, 2003, MPS will increase the distribution component of its electric delivery rate by 6.23% for a total increase in its electric delivery rate of 3.44%, or a total revenue increase not to exceed $940,000. A copy of the Stipulation and the Order approving the increase may be viewed on the MPUC website at http://www.state.me.us/mpuc/.

The Stipulation allows MPS to increase its distribution rates by an amount sufficient to produce an increase in distribution revenues of not more than $940,000 and to enter into a "Hedge Program" which would serve to fix the Company's long-term debt rate, which is currently variable.

Under the terms of the Stipulation, MPS may increase its rates by an amount sufficient to produce an increase in its distribution revenues of not more than $940,000, of which approximately $307,000 is associated with the cost of the Hedge Program, for a total distribution revenue requirement of $16 million. The agreed-upon distribution revenue requirement is predicated upon a 2002 actual test year with various pro forma adjustments and an allowed return on common equity of 10.25%. The revenue requirement amounts shall be subject to adjustment when the cost of the Hedge Program has been established.

The Company will file new rate sheets, developed in a manner consistent with the Stipulation, reflecting the final revenue requirement amount. If the actual costs exceed the allowed amount, the Company will be allowed, in a future rate proceeding, the option to demonstrate that its Hedge Program was reasonable and prudent and that the full cost of the Program should be allowed in rates (on a going-forward basis). The parties to the Stipulation agree to use best efforts to cause the rate adjustment to take effect for service rendered on or after September 15, but not later than October 1, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINE & MARITIMES CORPORATION

Date: September 5, 2003

By: /S/ J. Nicholas Bayne

President& CEO